[PUC LOGO]                                                           Exhibit D-4


                          COMMONWEALTH OF PENNSYLVANIA
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION
                    P.O. BOX 3265, HARRISBURG, PA 17105-3265

                                                                        IN REPLY
                                                                    PLEASE REFER
                                                                     TO OUR FILE

                                                        G-00020929


                                 AUGUST 26, 2002

MICHAEL W GANG
MORGAN LEWIS & BOCKIUS
ONE COMMERCE SQUARE
417 WALNUT STREET
HARRISBURG PA 17101-1904

         Re:      Filing of Affiliated Interest Agreement of
                  Columbia Gas of Pennsylvania, Inc. and NiSource, Inc. For approval of Intercompany Income Tax Allocation Agreement.

Dear Mr. Gang:

         On January 16, 2002, Columbia Gas of Pennsylvania, Inc. and NiSource, Inc., filed pursuant to Chapter 21 of the Pennsylvania Utility Code, 66 Pa. C.S. ss.2102, an Affiliated Interest Agreement requesting approval of an Intercompany Income Tax Allocation among the affiliated companies covered by the consolidated income tax filings. Because the Securities and Exchange Commission (SEC) also must approve the agreement, Columbia voluntarily extended the 30-day period under Section 2102(b) of the Public Utility Code, until receipt of comments from SEC staff. Columbia has now received those comments and has submitted a revised draft Agreement to the SEC.

         Upon review of the filing, it does not appear that the arrangement is unreasonable and contrary to the public interest. Therefore, this filing is approved. However, approval of this filing does not constitute a determination that such a filing is consistent with public interest, and that the associated costs are reasonable or prudent for the purposes of determining just and reasonable rates. Furthermore, the Commission's approval is contingent upon the possibility that subsequent audits, reviews, and inquiry, in any Commission proceeding, may be conducted, pursuant to 66 Pa. C.S. ss.ss.2102, et seq.

         In addition, this approval will apply only to the agreement(s), services(s), matters, and parties specifically and clearly defined under this instant filing as well as any associated and previously filed filings.

                                        Sincerely,


                                        /s/ James J. McNulty
                                        James J. McNulty
                                        Secretary

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Cc: Kerry Klinefelter, FUS
       Janet Patrick, Secretary's Bureau